THIRD PARTY ADMINISTRATION AND TRANSFER AGENT AGREEMENT


THIS AGREEMENT by and between [ ] TPA, Inc. (hereinafter called "[ ]"), a Pennsylvania corporation, and The Travelers Insurance Company (hereinafter called "Carrier"), A Connecticut corporation is effective as of April 1, 1999 ("Effective Date").

WHEREAS, Carrier intends to issue certain life insurance policies and related riders on the forms set forth in the attached Schedule A (hereinafter called "Policies") through producers (hereinafter called "Producer") to employers or, in certain instances, to other entities or persons, such as designated employees of an employer (hereinafter called "Policy Owner"); and

WHEREAS, both [ ] and Carrier desire that [ ] provide Carrier, Producer and Policy Owner with certain administrative and transfer agent services in conjunction with the Policies; and

WHEREAS, Carrier wishes to ensure continuity of administrative and transfer agent services in the event [ ] is, for any reason, no longer providing such services;

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

     1.   DEVELOPMENT SERVICES

          a.   [ ] will customize its life insurance administrative systems so
               [ ] will be able to provide the service responses specified in the system specifications (hereinafter called "Administrative System Scope Definitions") which shall be mutually agreed upon in writing, attached thereto and incorporated herein no later than the date referenced on Schedule A.

          b. [ ] will provide Carrier with a written Project Plan for each such customization that [ ] will make to its life insurance administrative systems. The Project Plan will include the mutually agreed upon target dates and terms to be met by Carrier and [ ].

          c. [ ] and Carrier understand and agree that achieving the target dates is important. Both [ ] and Carrier will use their reasonable best efforts to meet the target dates and acknowledge that failure to meet target dates may introduce delays to subsequent target dates.

     1.   ONGOING SERVICES

          Subject to all other terms and conditions of this Agreement, [ ] will provide the services set forth in this Section 2 for as long as this Agreement is in force. The Development Services, Ongoing Services and Modification Services set forth in this Agreement are hereinafter collectively referred to as the "Services."

          a.   INSURANCE COVERAGE DOCUMENTS

               [ ], on behalf of Carrier and upon its instruction, will issue appropriate evidence of insurance to Policy Owner for each person insured and maintain records of all policy transactions (including, but not limited to premium payments, loans, surrenders, and death claims) as set forth in the latest version of the Administrative System Scope Definitions approved by Carrier and [ ]. [ ] will have no authority to underwrite, approve or effect insurance on behalf of Carrier or to collect premium payments or any other funds due to Carrier, unless otherwise previously agreed to in writing by Carrier and [ ]. [ ] will promptly refer all inquiries to Carrier with respect to the underwriting or purchase of policies. In administering the policies, [ ] will only use forms that have been previously approved in writing by Carrier.

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          b.   COMPUTATION OF POLICY VALUES

               For each person insured, [ ] will compute policy values as set forth in the latest version of the Administrative System Scope Definitions approved by Carrier and [ ].

          c.   REPORTING

               [ ] will provide Carrier, Policy Owner and Producer with the reports in accordance with the frequency, content, format, and other requirements that are set forth in the latest version of the Administrative System Scope Definitions approved by Carrier and [ ].

          d.   RESPONSE TO INQUIRIES

               [ ] will promptly respond to inquiries (e.g., policy values, billing inquiries) as set forth in the latest version of the Administrative System Specifications approved by Carrier and [ ]. For SEC registered products, [ ]'s responses will be limited to those that the SEC authorizes a Transfer Agent to make.

          e.   TRAINING

               [ ] will provide training at [ ]'s office for personnel of Carrier in the operation of [ ]'s life insurance administrative system as customized for Carrier and on a schedule Carrier and [ ] will agree upon. [ ] will make up to three (3) days (i.e., 24 hours) of training available each calendar year without charge to Carrier. Additional training will be provided upon request and according to a schedule mutually convenient to [ ] and Carrier.
               [ ] will maintain a record of hours used for training and will convert such hours to training fees according to the current rate schedule published by [ ] and updated annually. [ ] will invoice Carrier monthly in arrears for training fees in excess of said 24 hours and Carrier shall pay such proper invoices in accordance with Section 8.

     1.   MODIFICATION SERVICES

          a. Carrier may from time to time request additional services or improvements to existing services provided by [ ]. Where such requests require modifications to the life insurance administrative systems that are not included within the scope of the Development Services provided under Section 1 or the Ongoing Services provided under Section 2, Carrier will compensate [ ] in accordance with Section 8. c.

          b. Within ten (10) business days of Carrier's modification request, [ ] will acknowledge modification requests in writing and [ ] will provide Carrier with a written estimate of the time and cost to complete the modifications. Modifications will be completed on a mutually determined and agreed to as soon as possible. [ ] shall own all such modifications and improvements developed pursuant to this section 3, unless otherwise mutually agreed upon by the parties in writing. [ ] reserves the right to refuse modification requests that [ ] reasonable deems to be beyond
               [ ]'s existing business scope.

     1.   STANDARDS OF PERFORMANCE

          [ ] will perform Services with the highest degree of professional care. In furtherance thereto, Standards of Performance for specific services will be done according to standards set forth in the latest version of the Administrative System Scope Definitions approved by Carrier and [ ], or as otherwise mutually agreed upon in writing.

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     2.   TERM OF AGREEMENT

          This Agreement will continue from the Effective Date until canceled, in whole or in part, pursuant to the provisions of Sections 11 or 12.


     6.   CONFIDENTIALITY

          a. Each of the parties to this agreement acknowledge that in the performance of their duties as outlined herein they may require access to information or data (including software) that is confidential and proprietary to the other party or is information the other party is required to keep confidential pursuant to an agreement with a third Party, ("Confidential Information"). For the purposes of this Agreement, confidential information also includes all information and materials related to the business affairs, and procedures of [ ] and Carrier that have been designated to the other in writing as confidential, and the design, programs, flow charts and documentation of [ ]'s and Carrier's data processing applications system and software. Neither party may use, copy or disclose any such Confidential Information other than as contemplated hereunder to a then-current Policy Owner or Producer, without the express prior written consent of the other party. Each of the parties shall ensure that all Confidential Information is disclosed only to those employee(s) who will have a need of such data or information in connection with their employment. Each of the parties shall clearly instruct such employee(s) not to violate the restrictions contained herein and each of the parties shall take appropriate step to ensure that these obligations are fulfilled. Each of the parties will defend, indemnify and hold the other party harmless from any loss, cost, expense, damage or liability resulting from any judicial action brought or threatened against them as a result of the other party's improper disclosure of said Confidential Information which it will have access to as a result of this Agreement.

          b. [ ] and Carrier will not deem the following information Confidential. [ ] and Carrier will have no obligation with respect to any such information which:

               (i) is independently developed by the receiving party without the benefit of the disclosing party's disclosure;

               (ii) is approved in writing by the party from which such information was received for disclosure to third parties generally;

               (iii) is generally known or is available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the disclosing party;

               (iv) is in the receiving party's possession at the time of disclosure (unless such information has been received as a result of such party's breach of obligation);

               (v) is known by the receiving party through disclosure by sources other than a party hereto, but only if such disclosing sources had the legal rights to make such disclosure;

               (vi) is required to be disclosed by law, regulation or order of a court of competent jurisdiction (provided that both Carrier and [ ] will exercise their reasonable efforts to notify each other of any hearing or proceeding that is likely to result in any such order, and to afford each other an opportunity to object to such disclosures

          c. Each party will return promptly, the Confidential Information of the other party upon the request of the other party, provided that if such Confidential Information is destroyed, the other party shall deliver an officer's certificate to such effect.

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          d.   This Section 6 shall survive the cancellation, expiration or termination of this Agreement.

     7.   WARRANTIES

          a. [ ] represents and warrants that the Services performed and/or materials produced will not violate any proprietary rights of any third party, including, but without limitation, confidential relationships, patent, trademark and copyright rights. [ ] represents and warrants that all non-[ ] owned software and hardware used in furnishing the Services hereunder have been obtained by [ ] under valid licenses or purchases from the owners thereof, and that [ ] is not now, nor will be during the term of the Agreement, in default under any such license. [ ] represents and warrants that it will not use any software or hardware during the term of the Agreement that may cause Carrier to be charged with infringement upon or any violation of the rights of any owner thereof. [ ] represents and warrants that it has the absolute right to grant Carrier a license for the use of the Licensed Software (as defined in Section 13 below). [ ] represents and warrants that the services rendered under this agreement will be provided according to the standards of Performance set forth in Section 4. [ ] represents and warrants that it will comply with all federal, state and local laws, rules, regulations, requirements, orders, codes, and ordinances applicable to its performance under this Agreement and applicable to the payment of wages to employees and the selection of personnel to perform the Services under this Agreement. [ ] agrees to defend, indemnify and hold Carrier harmless from any loss, cost, expense, or damage resulting from [ ]'s breach of this Section 7.a. Carrier may fully participate in the defense and/or settlement or compromise at Carrier's expense. In the event any such claim of infringement is made or injunctive relief is granted to a claimant, [ ] shall, at its own expense: (a) obtain the right for Carrier to continue use of the Licensed Software, the Services or other materials: (b) substitute other product or services of like capability: (c) replace or modify the Licensed Software, Services or other materials so as to render them non-infringing while retaining like capability; or (d) refund to Carrier the purchase price and/or fees thereof.

          b. [ ] represents and warrants that it has registered and will maintain its registration as a transfer agent under applicable law if required for the Policies currently administered; that it is empowered under applicable laws and by its charter and bylaws to enter and perform this Agreement; and that it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

          c. [ ] represents and warrants that it will maintain an errors and omissions policy in an amount not less than $[ ] per occurrence. [ ] will maintain criminal theft insurance in an amount not less than $[ ] per [ ] employee, agent, officer, or subcontractor. [ ] will, upon request from the Carrier, provide satisfactory evidence of any such insurance coverage. [ ] shall give Carrier thirty (30) days' written notice prior to cancellation, termination, alteration or material change of their coverages under such policies. Upon Carrier's request, Carrier shall have the right to inspect or obtain a copy of the original policies of insurance.

          d. Carrier will identify failure as a result of errors by [ ] in a notice to [ ] within a reasonable amount of time after Carrier learns of such errors and sufficient documentation for [ ] to correct such errors will accompany the notification. [ ] will correct such errors within thirty (30) days after Carrier provides [ ] with such notification and sufficient documentation.

          e. [ ] will notify Carrier if it believes that any errors within thirty (30) days after Carrier provides [ ] with the notification and sufficient documentation required by Section 7.d. However, the cost of such corrections may be billed, and if so, [ ] will invoice Carrier at the hourly rates, not to exceed [ ]'s

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               published rates, charged for improvements or modifications not covered by the Administrative System Scope Definitions, and Carrier shall pay such proper invoices in accordance with Section 8.

          f. Carrier represents and warrants that it has the absolute right to the Policy Owner data submitted to [ ] and agrees to hold [ ] harmless for any damages resulting from Carrier's communication of such data to [ ].

          g. [ ] represents and warrants that the Licensed Software shall function in accordance with its specifications and shall be "Millennium Compliant" (as defined below). For purposes of this Agreement, "Millennium Compliant" means:

               (i) the functions, calculations and other computing processes of the Licensed Software (collectively, "Processes") perform in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the deliverable, whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years;

               (ii) the Licensed Software accepts, calculates, compares, sorts, extracts, stores, sequences and otherwise processes date inputs and date values, and returns and displays date values in a consistent manner regardless of the dates used, whether before, on or after January 1, 2000; and

               (iii) the Licensed Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the deliverable, whether before, on or after January 1, 2000.

          b. [ ] shall correct or replace any Licensed Software w hich does not conform to the Millennium Compliant warranty set forth in
               Section 7.g, and shall indemnify Carrier for all loss, cost, damage and expense (including without limitation reasonable attorney's' fees) arising out of [ ]'s breach of this warranty. Notwithstanding the foregoing, [ ] shall have no obligation to indemnify Carrier against any loss, cost, damage or expense which arise out of a defect in any other software product in use at Carrier and not acquired from [ ], which causes the Licensed Software not to conform to this warranty when used in combination with such other software product.

          c. Notwithstanding any other provision of this agreement, [ ] represents and warrants that the Licensed Software does not contain a lockup program or device ("Disabling Devices"). [ ] further represents and warrants that it will not under any circumstances including enforcement of a valid contract right, install or trigger a disabling device which in any manner interferes with Carrier's use of the Licensed Software and/or restricts Carrier from accessing its data files or in any way interferes with the transaction of Carrier's business. Failure to strictly abide by the terms of this Section 7.i shall expose [ ] to unlimited compensatory damages as well as punitive damages and any attorneys' fees and other costs a court may award. Further, [ ] understands and agrees that Carrier, in addition to seeking damages as set aout above, may secure an injunction ordering [ ] to immediately remove any softwar lockup program or device that is installed in the Licensed Software.

          d. [ ] represents and warrants that [ ] tests or protects the Licensed Software against viruses, Trojan horses, trap doors and similar devices ("Viruses") that could disrupt or disable a computer system or any of its components and that, to the best of [ ]'s knowledge, the Licensed Software, as delivered, contain no such Viruses. At the time of the discovery of any Viruses which Carrier and/or [ ] can positively identify as residing in [ ]'s Licensed Software, [ ] shall assist Carrier in removing the Viruses and in restoring the performance of Carrier's systems to the level at which the systems were performing before introduction of the Viruses, at no additional cost to Carrier.

          e. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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


          f. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO EACH OTHER INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          g. This Section 7 shall survive the cancellation, expiration or termination of this Agreement.

     8.   COMPENSATION TO [ ] FROM CARRIER

          a. For the Development Services described in Section 1, Carrier will pay [ ] according to Schedule B.

          b. For the Ongoing Services described in Section 2, Carrier will pay [ ] according to Schedule C.

          c. For the Modification Services described in Section 3, Carrier will pay [ ] according to Schedule C.

          d. Carrier will reimburse [ ] for reasonable and verifiable out-of-pocket expenses incurred pursuant to Carrier's request and billed by [ ], including travel to and from Carrier's site, lodging, meals, telephone and shipping, as may be necessary in connection with the duties performed by [ ] under this Agreement. Carrier must approve expenses of $[ ] or more in writing prior to the expenditure. Proper invoices listing such expenses shall be submitted to Carrier from time to time and shall be payable within thirty (30) days of Carrier's receipt.

          e.   [ ] will address each invoice issued hereunder to:

                           The Travelers Insurance Company
                           One Tower Square
                           Hartford, CT  06183
                           Attn:  Mr. Steven Miller
                                  Vice President
                                  Corporate Insurance Products & Life Product
                                    Development, 6MS

          f. Carrier shall pay all applicable state, local, and federal taxes exclusive of taxes based on the net income of [ ]. Carrier shall not be liable for and shall have no obligation to pay penalties, interest, or late charges imposed as a result of [ ]'s failure to pay taxes on a timely basis, if Travelers has made timely payment to [ ] for such taxes.

          g. Except as otherwise set forth in this agreement, each party is responsible for its own expenses regarding the fulfillment of its obligations under this Agreement. The fees set forth in this Agreement are all-inclusive and [ ] shall not receive further compensation for the Services or products provided to Carrier, without Carrier's prior written approval.

          h. Except as otherwise stipulated in this Agreement, if there is a termination of [ ]'s services pursuant to Section 12.c before the fifth anniversary of the execution of this Agreement, Carrier will pay monthly the Base System Operations Fee, and the fees for all Products, Cases and Policies active as of the termination date until the fifth anniversary of the execution of this Agreement.

     9.   OWNERSHIP OF RECORDS

          [ ] and Carrier specifically agree that all records developed and maintained pursuant to Section 2 are the properties of Carrier. Upon termination of [ ]'s services pursuant to this Agreement for any reason, [ ] will transfer such records to Carrier within ten (10) business days following the date of termination. Carrier hereby grants [ ] the right to maintain copies of records as may be required to document the services performed prior to termination and to comply with the provisions of Section 17.

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     10.  INSPECTION OF RECORDS

          [ ] agrees to permit Carrier and its authorized representatives to have full access to the premises and to all books and records of [ ] concerning the business contemplated in this Agreement during regular business hours and following reasonable advance notice to [ ]. Carrier will have the right to make copies of books and records and excerpts therefrom.

     11.  PARTIAL TERMINATION OF [ ]'S SERVICES

          [ ]'s Services as described in Section 2 will end with respect to a specific Policy Owner upon:

          a. Cancellation of Policies for that Policy Owner by Carrier or Policy Owner, or

          a. [ ]'s failure to substantially perform its duties under this Agreement with respect to a specific Policy Owner, unless cured by [ ] within thirty (30) days of receipt of a written notice by Carrier that specifies the nature of the alleged failure to perform.

     12.  COMPLETE TERMINATION OF [ ]'S SERVICES

          The Services will end with respect to all Policy Owners upon:

          a. [ ]'s failure to substantially perform its duties under this Agreement unless cured by [ ] within thirty (30) days of receipt of a written notice by Carrier that specifies the nature of the alleged failure to perform;

          b. Failure of Carrier to make the compensation payments to [ ] as specified in Section 8 within thirty (30) days of notification by [ ] that the payment is overfue by sixty (60) or more days;

          c.   Election by Carrier; or

          d. Election by Carrier, following bankruptcy, receivership, dissolution or other cessation of business of [ ], or the assignment by [ ] of more than twenty-five (25) percent of its assets for the benefit of creditors.

     13.  LICENSED SOFTWARE

          The executable programs and associated documentation [ ] uses to provide the services specified in Section 2 are herein referred to as "Licensed Software".

     14.  USE OF [ ]'S LICENSED SOFTWARE

          If there is a complete or partial termination of the Services pursuant to Sections 11.b, 12.a, 12.c, or 12.d, and Carrier elects to use Licensed Software to provide the services specified in Section 2, then Carrier will be entitled to use, modify and maintain its copy of the Licensed Software and source code deposit materials that are being kept in escrow in accordance with Section 16 of this Agreement. The following conditions apply to Carrier's use of the Licensed Software and source code deposit materials:

          a.   GRANT OF LICENSE

               [ ] grants Carrier a perpetual worlwide, irrevocable, nonexclusive, unlimited license for the use modification and maintenance of the Licensed Software. [ ] authorizes Carrier's use modification and maintenance of the Licensed Software only for providing the Policy Owner and Producer with the services specified in Section 2. [ ] retains the right to use any ideas, concepts, knowledge, or techniques contained in the materials or information furnished by [ ] pursuant to this Agreement. [ ]

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


               retains any and all rights it may have under U.S. Patent Laws, U.S. Statutory Copyright Laws, or other applicable laws.

          b.   USE OF SOFTWARE

               Use of Licensed Software hereunder shall be limited to Carrier, its subsidiaries and affiliates and their respective officers, directors, employees, agents, contractors and other representatives, subject to the limitations set forth herein. Carrier may also utilize a third party to provide administrative services to Policy Owners and Producers, and may, accordingly authorize any such third party to use the Licensed Software for such purposes. Any independent contractors which Carrier desires to use the Licensed Software must agree in writing to maintain the confidentiality of the Licensed Software and as long as [ ] is in the business of providing administrative services to life insurance companies that are substantially the same as the Services, such independent contractors affiliated with a company providing administrative services to life insurance companies must put in place security devices designed to insure that the affiliate does not have access to the Licensed Software.

          c.   CONFIDENTIALITY OF LICENSED SOFTWARE

               Carrier will keep the Licensed Software confidential in accordance with Section 6. In the event Carrier contracts to use a third party to provide the administrative services to Policy Owner, Carrier will inform such third party of this obligation. Carrier will be responsible to [ ] for all damages resulting from Carrier's or such third party's failure to comply with this provision.

          d.   CONSULTING SERVICES

               Within fifteen (15) days of Carrier's election to use the Licensed Software, [ ] will provide to Carrier the licensed specifications for hardware and software configuration, software installation, and all other specifications reasonable necessary to enable Carrier to operate, maintain and modify the Licensed Software and to Perform the services described in Section 2.

          e.   TRAINING AND MAINTENANCE SERVICES

               [ ] will provide training and Licensed Software maintenance in accordance with Schedule E.

          f.   COMPENSATION OF [ ] BY CARRIER

               Carrier will pay [ ] in accordance with the Licensed Software fees set forth in Schedule E.

     15.  CONTINUED USE

          Subject to the terms hereof, [ ] represents and warrants Carrier's rights to continued, uninterrupted use of the Services provided hereunder if there is a successor in interest by merger, operation of law, assignment, purchase or otherwise. [ ] represents and warrants that the terms and conditions of this Agreement will remain intact unless Carrier and [ ]'s successor mutually agree to modify or amend.

     16.  ESCROW OF PROGRAMS

          [ ] agrees to keep on deposit a current copy of the Licensed Software and source code deposit materials identified in the Escrow Agreement attached as Schedule F. The licensed software held in escrow will be updated as necessary by [ ] to maintain the most current versions with upgrades in escrow. Carrier will pay all expenses related to escrowing the Licensed Software.

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     17.  RECORD MAINTENANCE, DATA SECURITY, BACKUP AND RECOVERY

          [ ] will provide data security, backup and recovery according to its Disaster Recovery Plan, a copy of which [ ] will provide to Carrier upon request.

          [ ] will maintain, for five (5) years beyond the term of this Agreement, the records and other materials developed and maintained pursuant to Section 2.

     18.  GENERAL PROVISIONS

          a. This Agreement will be governed by and construed in all respects according to laws of the State of Pennsylvania.

          b. All disputes betweent he parties will be submitted to binding arbitration according to the commercial arbitration rules of the American Arbitration Association to be conducted at some mutually agreed location. While an arbitration proceeding is pending, [ ] will continue to provide the Services to the Carrier and the Carrier will continue to pay compensation to [ ]. In no event will [ ] attempt to resolve disputes via failure to perform services. In no event will Carrier attempt to resolve disputes via failure to compensate [ ].

          c.   All attached Schedules are incorporated herein by reference.

          d. [ ], at all times, will be independent contractor and the employees of [ ] will in no event be considered employees of Carrier. No agency relationship between the parties, except as expressly provided herein, will exist from the execution of this Agreement or the performance of duties by the parties hereunder.

          e. This Agreement and any waiver, amendment or modification of any provision hereof will not be binding upon either party until an authorized officer of said party signs it.

          f. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and lawful assigns.

          g. All rights, powers and privileges conferred will be cumulative and will not restrict those given by law. No failure of either party to exercise any power or right given to said parties hereunder, and no customs or practices of the parties in variance of th eterms hereof will constitute a waiver of either party's right to demand exact compliance with the terms hereof.

          h. Except as otherwise may be stipulated in this Agreement, [ ] and Carrier each agree to indemnify and to hold the other harmless, against any and all calims, demands, causes of action, losses, costs and expenses, including without limitation all costs, expenses and reasonable attorneys' fees (whether based upon tort, breach of this Agreement, failure to pay employee taxes or withholdings, failure to obtain workers compensation insurance, or otherwise), including reasonable attorneys' fees incurred in appealing an adverse judgment, death or injury to any person, damage to any property, by whomsoever suffered, arising out of any act of omission or negligence by the indemnifying party, its assigns, or their respective subcontractors, officers, directors, employees, or servants.

          i. The performance by [ ] and Carrier hereunder may be subject to delays caused by an Act of God, war, riot, fire, explosion, accident, flood, sabotage, inability to obtain fuel or power, governmental laws, regualtions or order, acts or inaction of the other party, or any other cause beyond th e reasonable control of a party. If there is such delay, the times for performance as specified in Section 11.b and 12.a will be adhered to.

          j. Neither party may assign its rights, duties and liabilities pursuant to this Agreement to any third party (other than their respective subsidiaries or successors) without prior written consent of the other party, which will not be unreasonably withheld. Notwithstanding, the foregoing sentence, Carrier may assign or transfer this Agreement in whole or in part, without consent, by providing written notice to [ ] in the following circumstances:

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               (i)    To an affiliate of Carrier;

               (ii) Incident to a sale, transfer or other disposition by Carrier or an affiliate of Carrier of all or substantially all of the assets of that component of Carrier's business or its affiliate's business having the benefit of this Agreement.

               [ ] agrees that is shall continue to honor the terms and conditions of this Agreement following such assignment or transfer.

          a. The subsidiaries and affiliates of Carrier, and any third party where the third party is contracted by Carrier to perform services for or on behalf of Carrier are authorized to receive the Services and use the Liensed Software to permit the orderly continuation of business when a subsidiary or affiliate of Carrier, or a department or division of either Carrier or of any of its subsidiaries or affiliates ("Authorized User") loses its status as such; said Authorized User shall have the right to continue to receive the Sercies and/or use the Licensed Software provided hereunder for a period not to exceed two (2) years at no additional cost other than as provided for in this Agreement, after the loss of its status as a subsidiary, affiliate, department or division of Carrier. Continued use by an Authroized User during this period shall not relieve Carrier of any of its obligations hereunder. Without limiting the foregoing, and if so indicated herein or otherwise by Carrier, Carrier enters into this Agreement in its capacity as purchaasing agent for Travelers Asset Funding Corporation ("TAFC"), an affiliate of Carrier, Carrier assumes those obligations not assumed by TAFC.

          b. If any court deems any word, phrase, clause or provision of this Agreement to be invalid, illegal or unenforceable, then notwithstanding such invalidity, illegality or unenforceability, the remainder of this Agreement will nevertheless remain in full force and effect.

          c. This Agreement, taken together with supporting documents incorporated by reference herein, constitutes the entire Agreement between the parties with respect to the subject matter contained herein and may only be modified by an amendment executed in writing by both parties hereto. No statement, promise, or inducement made by Carrier, [ ], or any representative that is not contained in this Agreement will be valid or binding.

          d. Both parties agree to execute and deliver promptly any and all further documents that may be necessary or appropriate to fully carry out the terms and intent of this Agreement.

          e. Carrier, through its own representatives, from time to time after the Effective Date, may make such investigation of [ ] and such audits of its financial condition as it deems necessary or advisable to familiarize itself with [ ]. In furtherance thereto, [ ] agrees to provide Carrier upon request with an annual financial statement and independent auditor's report prepared by a Certified Public Accountant chosen by [ ], and will not unreasonably withhold information from Carrier concerning [ ]'s interim financial condition. [ ] agrees to permit Carrier and its authorized representatives to have full access to the premises and to all books and records of [ ] concerning the business contemplated in this Agreement during regular business hours and upon reasonable advance notice to [ ]. Carrier will have the right to make copies of books and records and excerpts therefrom.

          f. Neither party shall use the name, trade name, service marks, trademarks, tarde dress or logo of the other (nor the subsidiaries and affiliates of the other) in publicity releases, advertising or similar activities without the prior written consent of the other.

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


          g. Whenever one party is required or permitted to give notice to the other party under this Agreement such notice will be deemed given either when delivered inhand, one day after being given to an express courier with a reliable system for tracking delivery, or three days after the day of mailing when mailed by registered or certified, return receipt requested, postage prepaid Undited States mail, or when sent by facsimile, and thereafter delivered by one of th eforegoing methods of deliver to the persons and at the addresses listed below. Each party hereto may from time to time change its address for notification purposes by giving the other party prior written notice of the new address and the date upon which it will become effective.


               [ ]                              Carrier:

               [ ] TPA, Inc.                    The Travelers Insurance Company
               [address redacted]               One Tower Square
                                                Hartford, CT  06183
                                                    Attn: Mr. Steven Miller
                                                    Corporate Insurance Products
                                                    & Life Product Development,
                                                    6MS

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


          r. Each of the undersigned persons represents that they have the authority to execute this Agreement on behalf of the party for which he or she signs.


IN WITNESS WHEREOF the parties have by their duty authorized representatives hereto executed this Agreement on the day and year above first written.


[ ] TPA, Inc.                          Carrier



By:__________________________________  By:______________________________________


Name:                                  Name:
Title:   President                     Title:

Date:________________________________  Date:____________________________________


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